The Cereghino Group corporate investor relations 1809 - 7th Avenue South, Suite 1414 Seattle, WA 98101 206.762.0993 www.stockvalues.com	FIRST MUTUAL BANCSHARES CONTACT: John Valaas, President & CEO Roger Mandery, Executive VP & CF 425.455.7300 NEWS RELEASE

FIRST MUTUAL BANCSHARES ANNOUNCES 5-FOR-4 STOCK SPLIT;

CASH DIVIDEND EFFECTIVELY INCREASED 12.5%

BELLEVUE, WA - July 28, 2006 - First Mutual Bancshares, Inc. (Nasdaq: FMSB) today announced its Board of Directors has declared a five-for-four stock split to be distributed on October 4, to shareholders of record on September 13, 2006. In addition, First Mutual announced a quarterly cash dividend of $0.09 per share, with the same record and payable dates, which will be paid on the newly issued shares. This is an increase of 12.5% over the previous cash dividend. For a current First Mutual investor with 100 shares, the previous quarterly cash dividend was a $10 payment. Following the stock split, that same investor will have 125 shares and will earn $0.09 per share, generating a payment of $11.25. First Mutual Bancshares, Inc. currently has 5.3 million shares outstanding, and will have approximately 6.6 million shares outstanding after issuing the stock dividend.

"The stock split and dividend payment reflect our continued focus on building shareholder value," stated John Valaas, President and CEO. "The stock dividend is designed to improve trading liquidity for our shareholders, and the effective increase in the cash dividend is an excellent way to boost their return on investment."

Last week, First Mutual reported its 55th consecutive quarter of year-over-year earnings growth, with second quarter diluted earnings per share rising 11% from the same period in 2005.

First Mutual's consistent performance has garnered attention from a number of sources. Keefe, Bruyette & Woods has named First Mutual to its Honor Roll in each of the last three years for the company's 10-year earnings per share growth rate. In August 2005, U.S. Banker magazine ranked First Mutual #34 in the Top 100 Publicly Traded Mid-Tier Banks, which includes those with less than $10 billion in assets, based on its three-year return on equity.

First Mutual Bancshares, Inc. is the parent company of First Mutual Bank, an independent, community-based bank that operates 12 full-service banking centers in the Puget Sound area and a sales finance office in Jacksonville, Florida.

This press release contains forward-looking statements, including, among others, statements about anticipated growth in assets and liabilities, additional growth in the Business Banking Division, and credit quality. Although we believe that the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bounds of our knowledge of our business, operations, and prospects. These forward-looking statements are subject to numerous uncertainties and risks, and actual results may differ materially from those expressed or implied in such forward-looking statements.  Factors that could affect actual results include general interest rate and net interest changes and the fiscal and monetary policies of the government, success of new-hires, the ability to generate additional business, economic conditions in our market area and the nation as a whole, the impact of competitive products, services, and pricing; and our credit risk management.  We disclaim any obligation to update or publicly announce future events or developments that might affect the forward-looking statements herein or to conform these statements to actual results or to announce changes in our expectations. There are other risks and uncertainties that could affect us which are discussed from time to time in our filings with the Securities and Exchange Commission.  These risks and uncertainties should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.  We are not responsible for updating any such forward-looking statements.

www.firstmutual.com

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NOTE: Transmitted on Business Wire on July 28, 2006 at 9:30 a.m. PDT.